Exhibit 5.1

July 8, 2022

Nurix Therapeautics, Inc.

1700 Owens Street, Suite 205

San Francisco, CA 94158

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering by Nurix Therapeutics, Inc., a Delaware corporation (the “Company”), of pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 6,814,920 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock” and such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares” and together with the Pre-Funded Warrants, the “Securities”), to be issued and sold pursuant to (i) that certain Securities Purchase Agreement, dated as of July 7, 2022, between the Company and the purchasers identified on the signature pages thereto and (ii) that certain Securities Purchase Agreement, dated July 8, 2022, between the Company and the purchasers identified on the signature pages thereto (together, the “Purchase Agreements”). The Securities were registered pursuant to the automatic shelf registration statement on Form S-3 (File No. 333-258448) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 4, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus dated August 4, 2021 included therein (the “Base Prospectus”), and the related prospectus supplements dated July 7, 2022 and July 8, 2022 (the “Prospectus Supplements” and, together with the Base Prospectus, the “Prospectus”). The offerings of the Securities by the Company pursuant to the Registration Statement, the Prospectus and the Purchase Agreements are referred to herein as the “Offerings.”

In connection with our opinion expressed below we have examined originals or copies of the Purchase Agreements, the Pre-Funded Warrants, the Company’s Restated Certificate of Incorporation filed with, and certified by, the Secretary of State of the State of Delaware (the “Restated Certificate”) and the Company’s Restated Bylaws (the “Bylaws” and, together with the Restated Certificate, the “Charter Documents”), certain corporate proceedings of the Company’s board of directors (the “Board”) or a committee or committees of the Board and the Company’s stockholders relating to the Registration Statement, the Charter Documents, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (except for the Company), the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof (except for the Company). In rendering our opinion, we have also relied upon a certificate of good standing regarding the Company issued by the Secretary of State of the State of Delaware dated July 8, 2022 and an opinion certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations by the Company.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing Delaware General Corporation Law.

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Restated Certificate to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Securities, there will not have occurred any change in the law or the facts affecting the validity of the Securities, any change in actions of the Board or the Company’s stockholders, or any amendments to the Charter Documents, and (ii) at the time of the offer, issuance and sale of any Securities, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Securities subsequent to the date hereof and the compliance by the Company with the terms of such Securities will not result in a violation of the Restated Certificate or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that

(1)

the Pre-Funded Warrants have been duly authorized and executed by the Company, and when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(2)

the Pre-Funded Warrant Shares have been duly authorized and, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the Offerings of the Securities and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the date of this opinion letter and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP

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